Exhibit 10.1
TESORO CORPORATION
EXECUTIVE SECURITY PLAN
PREAMBLE
The principal objective of this Amended and Restated Executive Security Plan (the “Plan”) is to ensure the payment of a competitive level of retirement income in order to attract, retain and motivate selected executives. The plan is designed to provide a benefit which, when added to other retirement income of the executive, will meet the objective described above. This Plan is a complete amendment and restatement of the Plan originally established as a restatement and amendment of the Tesoro Executive Post Retirement Benefit Plan and Tesoro Executive Death Benefit Plan. The Plan, as amended and restated is intended to conform to the requirements of Section 409A of the Internal Revenue Code with regard to amounts not earned and vested as of December 31, 2004. With regard to those amounts earned and vested as of December 31, 2004, there is intended to be no material modifications to those grandfathered benefits and the terms of the Plan in effect immediately prior to the Amended and Restated Executive Security Plan shall govern grandfathered benefits.

SECTION I
DEFINITIONS
1.1	“Affiliate” means any corporation, partnership or other organization which, during any period of employment of a Participant, was at least 50% controlled by the Company or an affiliate of the Company.

1.2	‘Basic Compensation” shall have the meaning of such term, as set forth in the Tesoro Corporation Retirement Plan, as in effect on the date of a Participant’s Retirement, but determined without regard to any compensation limits imposed by the Internal Revenue Code, and, further provided, a normal bonus otherwise includible as Basic Compensation shall be credited in the calendar year in which such bonus is earned and not in the calendar year when paid, if different.

1.3	“Beneficiary” means the person or legal entity designated in writing by a Participant to receive, after his death, any death benefits provided by the Plan. If no designation is in effect at the time of the Participant’s death, or if no designated person shall survive the Participant, the Beneficiary shall be the Participant’s estate.

1.4	“Change of Control” means (i) there shall be consummated (A) any consolidation or merger of Company in which Company is not the continuing or surviving corporation or pursuant to which shares of Company’s Common Stock would be converted into cash, securities or other property, other than a merger of Company where a majority of the Board of Directors of the surviving corporation are, and for a one-year period after the merger continue to be, persons who were directors of Company immediately prior to the merger or were elected as directors, or nominate for election as director, by a vote of at least two-thirds of the directors then still in office who were directors of Company immediately prior to the merger, or (B) any sale, lease, exchange or transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of Company, or (ii) the shareholders of Company shall approve any plan or proposal for the liquidation or dissolution of Company, or (iii) (A) any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Act), other than Company or a subsidiary thereof or any employee benefit plan sponsored by Company or a subsidiary thereof, shall become the beneficiary owner (within the meaning of Rule 13c-3 under the Securities Act) of securities of Company representing 35 percent or more of the combined voting power of Company’s then outstanding securities ordinarily (and apart from rights accruing in special circumstances) having the right to vote in the election of directors, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, and (B) at any time during a period of one-year thereafter, individuals who immediately prior to the beginning of such period constituted the Board of Directors of Company shall cease for any reason to constitute at least a majority thereof, unless election or the nomination by the Board of Directors for election by Company’s shareholders of each new director during such period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period.

1.5	“Committee” means the Tesoro Corporation Employee Benefits Committee appointed by the Board of Directors of the company.

1.6	“Company” means Tesoro Corporation.

1.7	“Earnings” shall mean the amount determined by dividing a Participant’s aggregate Basic Compensation for the three (3) calendar years out of the last seven (7) calendar years (including the year of such Participant’s Retirement) for which the Participant’s Basic Compensation was the greatest by the number of full calendar months of employment during such three (3)-calendar year period.”

1.8	“Grandfathered Participant” means a Participant who had attained age 60 and completed 5 years of Service on or before December 31, 2004, whose benefits were then earned and vested as of that date and grandfathered under Section 409A of the Internal Revenue Code.

1.9	“Other Retirement Income” means the monthly retirement income payable to a Participant from the following sources:

Non-qualified retirement plan of the Company or any Affiliate if the Participant was included in the Plan as of December 31, 2005.

Non-qualified retirement and defined contribution restoration plans of the Company, or any Affiliate if the employee becomes a Participant after December 31, 2005.

Qualified and non-qualified retirement benefits from a predecessor employer of the Participant if said predecessor employer or employer facility was acquired by or merged into the Company or any Affiliate at any time and benefit service with the predecessor employer is recognized by the Company for any retirement plan, qualified or non-qualified, per the acquisition agreement.

Social Security Benefit—as defined in Section 1.16.

1.10	“Participant” means a senior vice President or above of the Company, or any wholly owned, direct or indirect subsidiary of the Company recommended for participation by the Chief Executive Officer of the Company, and approved by the Board of Directors of the Company as eligible to participate.

1.11	“Plan” means the Company’s Amended and Restated Executive Security Plan.

1.12	“Retirement” means the termination of a Participant’s employment with the Company on one of the retirement dates specified in Section 2.1.

1.13	“Retirement Plan” means the Company’s Retirement Plan.

1.14	“Retirement Plan Benefit” means the amount of monthly benefit payable from the Retirement Plan to a Participant in the form of a straight life annuity.

1.15	“Service” means a Participant’s benefit service defined in the Retirement Plan.

1.16	“Social Security Benefit” means the monthly primary insurance amount estimated by the Committee to be payable to the Participant at age 65 under the federal Social Security Act, provided, however, that:
(a)	the Social Security Benefit for a Participant who terminates employment prior to age 65 will be calculated assuming.
(i)	the Participant will not receive any future wages which would be treated as wages for purposes of the federal Social Security Act, and

(ii)	the Participant will elect to begin receiving his Social Security Benefit as of the earliest age then allowable under said Social Security Act, or if later, at actual date of Retirement.
(b)	the Social Security Benefit, once calculated, will be frozen as of the date the Participant terminates employment.
1.17	The masculine gender, where appearing in the Plan, will be deemed to include the feminine gender, and the singular may include the plural, unless the context clearly indicates the contrary.
SECTION II
Eligibility for Benefits
2.1	Each Participant is eligible to retire and receive a benefit under this Plan beginning on one of the following dates:
(a)	“Normal Retirement Date”, which is the first day of the month following the month in which the Participant reaches age 65 and has 5 years of Service.

(b)	“Early Retirement Date”, which is the first day of any month following the month in which the Participant reaches age 55 and has 5 years of Service.

(c)	“Postponed Retirement Date”, which is the first day of the month following the Participant’s Normal Retirement Date in which the Participant terminates employment with the Company.

(d)	“Change of Control Date”, which is the date upon which a Change of Control occurs at which time all Participants shall be fully vested and entitled to a benefit commencing on the later of the date of termination or Early Retirement Date for each Participant based upon the Service and Earnings through the Change of Control.
2.2	In the event the Participant becomes totally and permanently disabled within the meaning of the Social Security Act, while in the active employment of the Company and eligible to participate hereunder, he or she shall be entitled to the monthly retirement benefit determined under Section 3.1 payable at his or her Normal Retirement Date, but based upon the Service the Participant would have accrued had he remained in active employment until his Normal Retirement Date and continued at the same rate of Earnings until that date.
2.3	Notwithstanding anything herein to the contrary, if a Participant who is receiving, or may be entitled to receive, a benefit hereunder, engages in competition with the Company (without prior authorization given by the Committee in writing) or is discharged for cause, or performs acts of willful malfeasance or gross negligence in a matter of material importance to the Company, payments thereafter payable hereunder to such Participant or such Participant’s Beneficiary will, at the discretion of the Committee, be forfeited and the Company will have no further obligation hereunder to such Participant or Beneficiary.
SECTION III
Amount and Form of Retirement Benefit
3.1	The monthly retirement benefit payable at Normal and Early Retirement Date under this Plan will equal 4% of Earnings times the first 10 years of Service, plus 2% of Earnings times the next 10 years of Service, plus 1% of Earnings times the next 10 years of Service; less any Retirement Plan Benefit, federal Social Security Benefit, and any Other Retirement Income. Provided, however, any Participant who has not attained his or her Early Retirement Date with 10 years of service by December 31, 2005 and retires prior to age 60 shall have his or her monthly retirement benefit actuarially reduced by 7% per year from age 60. The forms of payment will be adjusted consistent with the actuarial equivalency set forth in Section 3.3 of the Plan. The amount payable under this Plan shall also be reduced by the amount of the vested Basic Pension paid or payable under the Company’s Funded Executive Security Plan (without regard to whether a smaller, adjusted amount is in fact paid from such Funded Plan after retirement because of prior distributions made from such Funded

Plan to enable the Participant to pay taxes resulting from his participation in such Funded Plan) as of the actual retirement from the Amended Plan. No credit will be included under this Plan formula for service in excess of 30 years.
3.2	The monthly benefit payable at a Postponed Retirement Date will be equal to the benefit determined in accordance with Section 3.1 based on Service and Earnings as of the Participant’s Retirement Date.
3.3	The benefit determined under this Plan will be payable in any form approved by the Committee and elected by the Participant. With respect to those Participants in the Plan prior to January 1, 2007, the form of payment must be elected by the Participant on or before January 1, 2007. With respect to Participants entering the Plan on or after January 1, 2007, an initial deferral election as to form of payment must be made within 30 days of the Participant’s designation as eligible to participate in the Plan. Provided, however, in all cases the Participants shall be limited to those forms of distribution available under the Tesoro Corporation Retirement Plan (other than lump sum distributions which shall not be available hereunder). If the form elected is other than a straight life annuity, the amount of benefit shall be the actuarial equivalent of such straight life annuity. For purposes of the Plan, the term “actuarial equivalent” shall have the meaning set forth in the Retirement Plan as it may be amended from time to time.
SECTION IV
Payment of Retirement Benefits
4.1	Benefits payable in accordance with Section III will be effective as of the first of the month coincident with or next following the month of Retirement, as the Participant may elect. Benefits will continue to be paid on the first day of each succeeding month. The last payment will be on the first day of the month in which the retired Participant dies unless otherwise elected in accordance with Section 3.3. Provided, however, that notwithstanding the preceding provisions of this Section 4.1, if the Participant is a key employee (as defined in Section 416(i) of the Code without regard to Section 416(i)(5)) at any time during the twelve month period ending on December 31 of the Plan Year preceding his or her actual Retirement Date, distributions under this Plan shall not commence before the date which is six months after the date of separation from service of the Participant. The first payment will include all monthly amounts due for the wait period.
4.2	If a Participant terminates his employment, for any reason, without qualifying under Section II of this Plan or under the terms of the prior Plan, then only those contributions made by the Participant to the prior Plan, plus interest, will be refunded as soon as administratively practicable following the Participant’s termination of employment.

4.3	The Company shall be liable for all benefits due the Participants under the Plan.
4.4	Under all circumstances, the rights of the Participants to the assets held in any rabbi trust created with respect to the Plan shall be no greater than the rights expressed in this Plan. Nothing contained in the trust agreement which creates any such rabbi trust shall constitute a guarantee by any Company that the amounts transferred by it to the trust shall be sufficient to pay any benefits under the Plan or would place the Participant in a secured position ahead of judgment and/or general creditors should the Company become insolvent or bankrupt. Any trust agreement established with respect to a Plan must specifically set out these principles so it is clear in the trust agreement that the Participants are only unsecured general creditors of the Company with respect to their benefits under the Plan.
4.5	The Plan is only a general corporate commitment and each Participant must rely upon the general credit of the Company for the fulfillment of its obligations under the Plan. Under all circumstances the rights of Participants to any asset held by the Company shall be no greater than the rights expressed in this Plan. Nothing contained in this Plan shall constitute a guarantee by the Company that the assets of the Company will be sufficient to pay any benefits under the Plan or would place the Participant in a secured position ahead of general creditors and judgment creditors of the Company. Though the Company may establish or become a signatory to a rabbi trust to accumulate assets to help fulfill its obligations, the Plan and any trust created, shall not create any lien, claim, encumbrance, right, title or other interest of any kind in any Participant in any asset held by the Company, contributed to any trust created, or otherwise be designated to be used for payment of any of its obligations created in this agreement. No specific assets of the Company have been or will be set aside, or will be transferred to a trust or will be pledged for the performance of the Company’s obligations under the Plan which would remove those assets from being subject to the general creditors and judgment creditors of the Company. Notwithstanding the preceding provisions of this Section 4.5 to the contrary, upon a Change of Control, the Company shall, as soon as possible following the Change of Control, make an irrevocable contribution to the rabbi trust previously established, or if not so established, to a newly created rabbi trust, in an amount that is sufficient to pay each Plan Participant or Beneficiary the benefits to which each Plan Participant or their Beneficiaries would be entitled pursuant to the terms of the Plan as of the date on which the Change of Control occurred.
4.6	Upon a Change of Control, the Participant will be eligible to commence payment of the vested benefits at the later of the Participant’s termination from the Company or its successor or the earliest possible retirement date, subject to the early retirement provisions as noted in 3.1 above and the six month wait period for a key employee as noted in 4.1 above.
4.7	It is intended that this Plan shall be unfunded for tax purposes and for purposes of Title I of ERISA.

SECTION V
Death Benefits Payable
5.1	If a Participant should die before retirement and was not a Grandfathered Participant, the Beneficiary will receive the greater of, based on the actuarially equivalent value, 1) the accrued benefit payable for the life of the beneficiary as a single life annuity or an actuarially equivalent single life annuity with 10 year certain, or 2) a total benefit, payable over eight years, equal to 400% of the amount of the Participant’s rate of annual base pay as of December 1, just prior to the date of death. If a Grandfathered Participant should die before retirement, the Beneficiary will receive a total benefit, payable over eight years, equal to 400% of the amount of the Participant’s rate of annual base pay as of December 1, just prior to date of death. If a Participant is not a Grandfathered Participant, pre-retirement death benefits are payable to the Beneficiary only if the Participant has completed three (3) years or more of benefit service.
5.2	A Beneficiary’s benefits will be payable monthly, and will commence on the first day of the month following the month in which the Participant dies.
5.3	Amounts otherwise payable under this Section will be reduced by any amount previously funded through any trust designated for retirement and death benefits from this Plan, and by the amount of any death benefit payable under the Company’s Funded Executive Security Plan.
SECTION VI
Miscellaneous
6.1	The Board of Directors of the Company may, in its sole discretion, terminate, suspend or amend this Plan at any time, in whole or in part. However, the termination, amendment or suspension of this Plan will not affect the rights of (i) a retired Participant, (ii) an eligible Participant (a Participant who has qualified for a benefit), or (iii) a Beneficiary, to receive or continue to receive a benefit in accordance with this Plan which is in effect on the date this Plan is terminated, suspended or amended.

Notwithstanding the preceding provisions of this Section 6.1 to the contrary, distribution to Participants made in accordance with the first sentence hereof will only be made if (1) all arrangements sponsored by the Company required to be aggregated with the Plan under proposed regulations §1.409A-1(c) are terminated; (2) no payments other than payments that would be payable under the Plan if the termination had not occurred are made within twelve months of the termination of the Plan; (3) all payments are made within twenty-four (24) months of the termination of the Plan; and (4) the Company does not adopt a new arrangement that would be aggregated with the terminated Plan under §1.409A-1(c) if the same Participant participated in both arrangements at any time within five (5) years following the date of termination of the Plan In all other circumstances, distributions will be only be made to Participants when a distribution is otherwise permitted under Section IV hereof.
6.2	Nothing contained herein will confer upon any Participant the right to be retained in the service of the Company, nor will it interfere with the right of the Company to discharge or otherwise deal with Participant without regard to the existence of this Plan.
6.3	No benefit under this Plan shall be assignable or subject to any manner of alienation, sale, transfer, claims of creditors, pledge, attachment or encumbrances of any kind.
6.4	The Committee may adopt rules and regulations to assist it in the administration of the Plan.
6.5	Each Participant shall receive a copy of this Plan.
6.6	This Plan is established under and will be construed according to the laws of the State of Texas.